SEPARATION AGREEMENT AND GENERAL RELEASE

NOTE: THIS SEPARATION AGREEMENT CONTAINS A GENERAL WAIVER AND RELEASE OF CLAIMS, AS WELL AS OTHER PROVISIONS AFFECTING YOUR LEGAL RIGHTS AND OBLIGATIONS.

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made by and between Robert J. Washlow (“Executive”) and LAWSON PRODUCTS, INC. (“Company”) as of the Effective Date as defined below in Section 20.

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer and is party to a 2004 Employment Agreement by and between the Company and Executive, effective January 1, 2004 (the “Employment Agreement”), a copy of which is attached as Exhibit 1;

WHEREAS, Executive is also the Chairman and a member of the Board of Directors of the Company (“the Board”);

WHEREAS, the Company and Executive have mutually agreed to terminate Executive’s employment as Chief Executive Officer for Good Reason by Executive as of the Separation Date as defined below in Section 1.a., and Executive is hereby resigning as the Chairman and a member of the Board as of the Separation Date; and

WHEREAS, Executive and the Company desire to set forth the terms of Executive’s separation from the Company and resignation from the Board.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Termination by Mutual Agreement.
(a)

Executive and the Company mutually agree that as of April 13, 2007 (the “Separation Date”), the Executive’s employment by the Company will terminate for “Good Reason” by Executive (as such term is defined in the Employment Agreement), and Executive will cease to be the Chairman and a member of the Board of Directors of the Company.

(b)	Announcement Concerning Departure. The Company will release the announcement attached as Exhibit 2 regarding Executive’s departure from the Company on the Separation Date.

2.            Separation Payments and Benefits. In exchange for the promises of Executive contained in this Agreement, the Company agrees to pay and provide to Executive the following:

(a)

The Company will pay Executive the total amount of $1,716,000 (which equals two times Executive’s base salary of $650,000 and most recent bonus of $208,000) as follows: (i) $450,000 within 3 business days after

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the Effective Date of the Agreement; and (ii) $1,266,000 within 3 business days after the 6 month anniversary of the Separation Date.

(b)

The Company will pay Executive on the payroll date coincident with or next following the Separation Date: (i) any accrued and unpaid base salary through the Separation Date; (ii) 4 weeks accrued vacation pay; and (iii) a lump sum payment equal to base salary otherwise payable to Executive had his employment not terminated on the Separation Date from the Separation Date through May 15, 2007, in consideration of Executive’s anticipated activities related to existing civil litigation involving a contractual dispute scheduled for trial commencing late April 2007. Executive will not be eligible to receive any bonus payment for 2007.

(c)

Executive will retain the right to exercise the 28,000 vested Stock Performance Rights (“SPRs”) granted to Executive on December 11, 2001, at an exercise price of $27.08, for 1 year after the Separation Date, pursuant to the terms of the SPRs and the Company’s Amended Stock Performance Plan. Payment will be made in a lump sum equal to the difference between the stock closing price on the date of exercise and the exercise price, less tax withholdings, as soon as practicable, but in any event no later than 30 days after Executive’s exercise of such SPRs.

(d)

(i) Executive will be eligible to continue group insurance coverage (medical, dental, vision, and life) under the terms of the applicable plans maintained by the Company, at Company expense, for Executive and his dependents, for 3 years after the Separation Date or, for Executive and his spouse Roberta Washlow, until they turn age 65, if later. Post 65 coverage will be pursuant to the Company’s retiree medical plan for executives. Any rights under COBRA will run concurrently with such coverage. During the 3 years after the Separation Date, the Company agrees not to materially reduce or eliminate the medical insurance coverage under the terms of the applicable plans maintained by the Company on the Separation Date, or in the event of such reduction or elimination, to reimburse Executive for the cost of obtaining similar medical coverage. During the 3 years after the Separation Date, the Company’s obligation with respect to life insurance will be to continue to pay the premiums on a $50,000 term life insurance policy on Executive, and Executive may designate the beneficiary. Commencing 3 years after the Separation Date, Executive will have any conversion rights provided under the policy through the insurer, and Executive will be solely responsible for any premium payments.

(ii) Commencing 3 years after the Separation Date and continuing for 2 years, Executive will be eligible to continue coverage under the Company’s retiree medical plan for executives, if such plan continues to be offered by the Company, by payment of the regular non-reduced

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premium rate in effect at the time, less $200 per month towards the premium for single coverage and an additional $200 per month for spousal coverage (or any amount in excess thereof then offered by the Company to other executives per the plan), however, the monthly cost paid by Executive cannot be less than 50% of the monthly premium. No Company contribution will be made for dental coverage. The amount of the medical and dental premiums is subject to change each year.

(iii) Commencing 5 years after the Separation Date, Executive will be eligible to enroll himself and his spouse in the Seniors Choice Medicare Supplement Program, if such program continues to be offered by the Company, and Executive will be solely responsible for any premium payments.

(e)

Within 30 days after the Separation Date, the Company will assign to Executive the ownership of a key man term life insurance policy on the life of Executive, Security-Connecticut Life Insurance Co. Policy No. SC2479793G, issued by ING on February 22, 2002, which has a face value of $5 million, and which has a guaranteed annual premium of $16,815 through February 22, 2012. Executive will be solely responsible for any premium payments due after the Separation Date.

(f)

In accordance with and subject to the terms of the Company’s 2004 Executive Deferral Plan, Executive will be entitled to distribution of his vested account balance calculated as of the close of business on the last day of the 6 month period following the Separation Date, and payable in a lump sum no later than 60 days after the last day of the 6 month period following the Separation Date.

(g)

In accordance with and subject to the terms of the Company’s Long-Term Capital Accumulation Plan (“LTCAP”), Executive’s 301 Shareholder Value Appreciation Rights (“SVARs”) will vest in full on the Separation Date, will be valued at $417,000, and will be payable as follows:

(i)	Within 3 business days after the Effective Date, Executive will receive from the Company a cash payment equal to fifty percent (50%) of the foregoing value of his vested SVARs;
(ii)

On each of the first and second anniversaries of the payment made under Section 2(g)(i) above, Executive will receive from the Company a cash payment equal to twenty-five percent (25%) of the foregoing value of his vested SVARs. No interest will be payable with respect to those amounts.

(h)	In the event that a " Sale of the Company " (as such term is defined in the LTCAP) occurs on or prior to December 31, 2008, the Company will

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pay Executive the excess, if any, of (x) over (y) below, as reduced by (z) below to the extent applicable:

(x)

The amount that Executive would have been paid under the LTCAP due to such Sale of the Company assuming that ( i ) Executive was still an active employee of the Company with 301 outstanding SVARs under the LTCAP at such time and ( ii ) Executive had not received any prior payment from the LTCAP; provided, however, Section 12(d)  of the LTCAP (which provides for allocating SVARs remaining available for award under the LTCAP to LTCAP participants who are then still active employees)  will  be inapplicable to Executive and  Executive will be ineligible to receive an allocation of any additional SVARs.

(y)	The amount that Executive receives under the LTCAP due to the termination of his employment as provided in Section 2 (g) of this Agreement.
(z)

In the event that any payment (or portion thereof) under this Section  2(h) of this Agreement, as determined without regard to this clause (z), would be considered an “excess parachute payment” as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such payment  will be reduced (including to $0) until the payment (or any portion thereof) is no longer considered an “excess parachute payment” as determined under Section 280G of the Code.

Any payment under this Section  2(h) of this Agreement will be made as soon as reasonably practicable , but in no event later than March 15,   in the calendar year immediately following the calendar year in which the closing of the Sale of the Company occurs.  The determination of the amount of payment (if any) under this Section  2(h) of this Agreement will be made by the Company in its discretion, and to the extent that clause (z) is applicable, the amount of the reduction resulting from clause (z)  will be determined by a certified public accounting firm designated by the Company.

The parties acknowledge and agree that any payment due under this Section  2(h) of this Agreement will be an obligation arising under this Agreement (and not a payment due or arising under the LTCAP).  Notwithstanding anything to the contrary, Executive  will not have a right to any payment under this Section 2(h) of this Agreement if Executive breaches  any provision of  this Agreement, including without limitation  the post termination obligations of Executive hereunder.

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3.	Executive Release.
(a)

Executive hereby RELEASES the Company, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, owners, investors, partners, insurers, agents, attorneys, representatives, assigns and employees (collectively “Releasees”), from any and all claims, demands or causes of action which Executive, or Executive’s heirs, executors, administrators, beneficiaries, agents, attorneys, representatives or assigns (collectively “Releasors”), have, had or may have against the Releasees, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Agreement to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to Executive’s employment or termination of employment by the Company, and any rights of continued employment, reinstatement or reemployment by the Company (“Claims”), PROVIDED, HOWEVER, Executive is not waiving, releasing or giving up the right to enforce the terms of this Agreement or rights under benefit plans or agreements expressly preserved and provided herein, or any other rights which cannot be waived as a matter of law.

(b)	Executive agrees and acknowledges:
(i)	that this Agreement is intended to be a general release that extinguishes all Claims by Executive against the Company;
(ii)

that Executive is waiving any Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, and all other federal, state and local statutes, ordinances and common law, including but not limited to any and all Claims alleging personal injury, emotional distress and other torts, breach of contract, and breach of any public policy or legal duty or obligation of any sort, to the fullest extent permitted by law;

(iii)	that Executive is waiving all Claims against the Company, known or unknown, arising or occurring prior to and including the date of Executive’s execution of this Agreement;
(iv)	that if Executive now has or ever had any kind of legal Claims whatsoever against the Company, Executive is giving them up forever by entering into this Agreement, even if Executive does not

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know about the Claims when Executive enters into this Agreement;

(v)

that Executive expressly waives all rights that Executive may have under any law that is intended to protect Executive from waiving unknown Claims and Executive understands the significance of doing so;

(vi)	that the consideration that Executive will receive in exchange for Executive’s waiver of the Claims specified herein exceeds anything of value to which Executive is already entitled;
(vii)	that Executive was hereby informed by the Company in writing to consult with an attorney, and Executive was represented by attorneys at Mayer, Brown, Rowe & Maw LLP, regarding this Agreement;
(viii)	that Executive had at least 21 days to consider this Agreement, although he may choose to sign this Agreement sooner;
(ix)	that Executive has had a reasonable period of time within which to consider this Agreement; and
(x)

that Executive has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Executive’s choosing.

(c)	In the event any Claims are filed on Executive’s behalf, Executive hereby waives any and all rights to receive monetary damages or injunctive relief in favor of Executive.
(d)	Executive represents that Executive has not assigned any Claim against the Company to any person or entity.
4.	Indemnification, Attorneys’ Fees and Costs.
(a)

Executive will be eligible for indemnification pursuant to the provisions of Section 6 of the Employment Agreement, and subject to the advancement and repayment rights and obligations set forth therein.

(b)

The Company will reimburse Executive for reasonable attorneys’ fees and expenses of Mayer, Brown, Rowe & Maw LLP incurred by Executive in connection with the negotiation and preparation of this Agreement through the Separation Date, in an amount not to exceed $60,000.

(c)	Except as provided in Sections 4(a) and (b) above or as a prevailing party as provided in Section 17(e) below, Executive will be solely responsible

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for any attorney fees or costs he incurs.

5.          Payment Date. Prior to or promptly upon execution of this Agreement, Executive will provide the Company with wire transfer instructions for the payments to be made pursuant to this Agreement, and the Company will pay all amounts to the Executive in accordance with such instructions within 3 business days following receipt of such instructions, or on the date on which such amounts become payable under this Agreement, if later.

6.	Company Documents/Property.
(a)

Executive acknowledges that all documents and other tangible property related in any way to the business of the Company are the exclusive property of the Company even if Executive authored or created them. Executive further acknowledges that all business processes, methodologies and techniques created during Executive’s employment even if Executive authored or created them are similarly the property of the Company. Executive agrees that, to the extent Executive has not already done so, Executive will promptly return to the Company all documents (whether in paper, on computer, or stored in electronic or other form) and other property of the Company in Executive’s possession, custody or control, including without limitation all keys, credit cards, computers and hard drives for such computers, cell phones or other equipment.

(b)

In connection with any court proceeding or government investigation of the Company or Executive, or any other proceeding, investigation or claim involving Executive or relating in any way to Executive’s actions as an employee of the Company or in his capacity as Chief Executive Officer or member of the Board, the Company agrees to allow Executive or Executive’s designated representative reasonable access to potentially relevant Company documents dated prior to the Separation Date, as determined by the Company in its sole discretion, with reasonable notification, PROVIDED, HOWEVER, Executive has no right to access any documents which are privileged by the Company’s attorney/client privilege or by the Company’s or its attorneys’ work product privileges, or which relate to this Separation Agreement, or the Special Committee of the Board.

7.            Restrictive Covenants. The Company and Executive acknowledge that the provisions of the Employment Agreement in Section 8(a) relating to non-competition, in Section 8(b) relating to trade secrets, confidential information and customer relationships, in Section 8(c) relating to confidentiality, and in Section 8(d) relating to non-solicitation, will continue to apply to Executive and the Company; provided however, that notwithstanding any provision of the Employment Agreement to the contrary, Executive is permitted to recruit, solicit, or offer encouragement to leave the employ of the Company with respect to Patricia Youngblood or Nancy Gonzalez, and

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the provisions of Section (8)(d) of the Employment Agreement do not apply to Executive’s activities with respect to those two individuals.

8.	Cooperation.
(a)

Executive agrees that, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, Executive will cooperate fully and truthfully with the Company and its attorneys with respect to any matter (including litigation, investigation or governmental proceedings) that relates to matters with which Executive was involved while Executive was employed by the Company. Executive’s required cooperation may include appearing from time to time at the Company offices or the Company attorneys’ offices for conferences and interviews, and in general providing the Company and its attorneys with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to cooperate in a timely fashion and at times that are agreeable to all parties. Executive agrees to promptly notify the Company’s General Counsel if Executive is the recipient of a subpoena or other request for information about the Company, and to cooperate with the Company’s response to such subpoena or request.

(b)

Notwithstanding any provision herein, Executive and the Company agree that no provision of this Agreement is meant: (i) to preclude Executive from fully and truthfully cooperating with any governmental investigation or proceeding; (ii) to preclude Executive in his sole discretion from exercising his rights under the Fifth Amendment of the U.S. Constitution; or (iii) to preclude Executive from declining to be interviewed by the Company or its agents, if so advised by his current attorneys and also provided the subject matter of the interview relates to pending investigations being conducted by the U.S. government.

9.	Tax Withholdings and Consequences.
(a)	The payments under this Agreement shall be subject to federal, state and local tax withholding, to the extent applicable.
(b)

Executive assumes full responsibility to any federal, state, or local taxing authorities for any tax consequences, including interest and penalties, regarding income and other taxes arising out of the payments and benefits provided to Executive pursuant to this Agreement, and will defend, indemnify and hold the Company harmless from any taxes, including interest and penalties, and attorney fees and costs incurred by the Company in proceedings relating thereto. Executive agrees that the Company has made no representations regarding the proper tax treatment of the payments and benefits provided to Executive pursuant to this Agreement.

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10.	Office and Space Access.
(a)

Executive will have reasonable access to his office at the Company to effect the relocation of Executive’s personal property through May 15, 2007, as determined in the Company’s sole discretion. If Executive has not vacated his office at the Company by May 15, 2007, the Company will move and store Executive’s property until no later than November 15, 2007, and then move Executive’s property as directed by Executive or to his home, at Company expense.

(b)

In the event Executive vacates his office at the Company by May 15, 2007, and establishes and maintains an office outside his home, the Company will: (i) reimburse Executive for the cost of alternative office space and related expenses in the amount of $5,000 per month for up to 18 months after May 15, 2007; and (ii) assign a Company employee on the Company’s payroll to provide assistance to Executive for up to 18 months after May 15, 2007.

11.        No Admission of Wrongdoing. The Company’s offer to Executive of this Agreement and the payments and benefits set forth herein is not intended to, and will not be construed as, an admission of liability by the Company or of any improper conduct on the Company’s part. Executive’s acceptance of this Agreement and separation from his positions with the Company is not intended to, and will not be construed as, an admission of liability by Executive or of any improper conduct on Executive’s part. Neither the Company nor Executive has accused the other of wrongdoing.

12.        Representations of the Company. The Company represents and warrants to Executive that the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized on behalf of the Company and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly taken by the Company.

13.          Entire Agreement/Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations and agreements, including the Employment Agreement, except that Sections 6 and 8 of the Employment Agreement, and the benefits and compensation plans referenced herein are incorporated by reference, but only to the extent the provisions thereof are not inconsistent with the terms of this Agreement. This Agreement may be amended only by a written instrument signed by all parties hereto.

14.          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute one and the same Agreement.

15.          Severability. If any provision, section, subsection or other portion of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or

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unenforceable, in whole or in part, and such determination becomes final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

16.          Governing Law. This Agreement will be governed by the laws of the State of Illinois.

17.	Dispute Resolution.
(a)

Arbitrable Claims. The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive's employment with the Company, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability), any claim arising out of or relating to this Agreement and any dispute as to the arbitrability of a matter under this provision (collectively, "Claims"); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. The Company and Executive expressly acknowledge that they waive the right to litigate Claims in a judicial forum before a judge or jury.

(b)

Claim Initiation/Time Limits. A party must notify the other party in writing of a request to arbitrate Claims within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the Claims are made; (ii) the statutory provision or legal theory under which Claims are made; and (iii) the nature and extent of any relief or remedy sought.

(c)

Procedures. The arbitration will be administered in accordance with the rules then in effect of the American Arbitration Association (“AAA”), in Chicago, Illinois, before a single arbitrator, licensed to practice law in that jurisdiction, who has been selected in accordance with such rules. Executive and the Company may be represented by counsel of their choosing. The Company will pay any fees of the AAA, filing costs, and arbitrator fees or expenses for any arbitration proceeding.

(d)

Responsibilities of Arbitrator; Award; Judgment. The arbitrator will act as the impartial decision maker of any Claims that come within the scope of this arbitration provision. The arbitrator will have the powers and

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authorities provided by the Rules and the state or common law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Company or Executive is clearly entitled to an award in its or his favor. The arbitrator will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans, including but not limited to any equity awards. The arbitrator, in rendering an award in any arbitration conducted pursuant to this provision, will issue a reasoned award in a signed written opinion stating the findings of fact and conclusions of law on which it is based. The arbitrator will be required to follow the law of the state designated by the parties herein. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e)

Attorneys’ Fees and Costs. The Company and Executive will pay their own legal fees (including counsel fees), and other fees and expenses incurred by them in obtaining or defending any right or benefit under such Claims; PROVIDED, HOWEVER, the prevailing party in any arbitration proceeding hereunder will be entitled to payment from the other party of all reasonable attorneys’ fees and costs incurred by the prevailing party in the arbitration.

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18.          Acceptance. Executive may accept this Agreement by delivering an executed copy of the Agreement to:

Lawson Products, Inc.

1666 East Touhy Avenue

Des Plaines, IL 60018

Attention: Neil Jenkins

Fax:	847-296-1949

with a copy to:	Jenner & Block LLP

330 N. Wabash Ave., 40th Fl.

Chicago, IL 60611

Attention:  William D. Heinz

Carla J. Rozycki

Fax: 312-527-0484

on or before May 1, 2007, or 21 calendar days after Executive’s receipt of this Agreement, whichever is later.

19.          Right to Revoke. Executive may revoke this Agreement within seven (7) calendar days after it is executed by Executive by delivering a written notice of revocation to:

Lawson Products, Inc.

1666 East Touhy Avenue

Des Plaines, IL 60018

Attention: Neil Jenkins

Fax:	847-296-1949

with a copy to:	Jenner & Block LLP

330 N. Wabash Ave., 40th Fl.

Chicago, IL 60611

Attention:  William D. Heinz

Carla J. Rozycki

Fax: 312-527-0484

no later than the close of business on the seventh (7th) calendar day after this Agreement was signed by Executive.

20.          Effective Date. This Agreement will not become effective or enforceable until the later of the eighth (8th) calendar day after Executive signs this Agreement and has not revoked it (the “Effective Date” of this Agreement). If Executive signs and then revokes this Agreement, the Agreement will be null and void, and the parties will have no obligations hereunder.

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21.        Notices. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to the Executive:	Robert J. Washlow

700 North Green Bay Road

Lake Forest, IL 60014

with a copy to:

Mayer, Brown, Rowe & Maw

71 South Wacker Drive

Chicago, IL 60606

Attention:	Maritoni D. Kane
Cecilia A. Roth

Fax: 312-701-7711

If to the Company:	Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, IL 60018
Attention:	Neil Jenkins

Fax:	847-296-1949

with a copy to:

Jenner & Block LLP

330 N. Wabash Ave., 40th Fl.

Chicago, IL 60611

Attention:	William D. Heinz
Carla J. Rozycki

Fax: 312-527-0484

Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party. Notices, demands and other communications shall be deemed given on delivery hereof.

22.        Assignments. This Agreement is binding upon and shall inure to the benefit of Executive’s heirs, executors, administrators or other legal representatives, and

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upon the successors or assigns of the Company, or any company into which the Company merges or consolidates. Executive may not assign this Agreement without advance written consent of the Company.

23.          Knowing and Voluntary Agreement. The parties hereby agree and acknowledge that they have carefully read this Agreement, fully understand what this Agreement means, and are signing this Agreement knowingly and voluntarily, that no other promises or agreements have been made to the parties other than those set forth in this Agreement, and that the parties have not relied on any statements by anyone associated with the other party that is not contained in this Agreement in deciding to sign this Agreement.

WHEREFORE, the parties have executed this Agreement on the date or dates set forth below.

AGREED: EXECUTIVE: Name: Robert J. Washlow Date:	AGREED: LAWSON PRODUCTS INC. By: Name: Title: Date:

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